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EXHIBIT 99.1


       INDUSTRIES INTERNATIONAL, INCORPORATED ACQUIRES BROAD FAITH LIMITED


Nevada, Feb 12, 2003/Newswire/ -- Industries International, Incorporated, a Nevada corporation (OTCBB: INDI), announced that it has acquired 100% of the issued and outstanding shares of Broad Faith Limited, a British Virgin Islands corporation, pursuant to a share exchange transaction with Broad Faith and its sole stockholder, Dr. Kit Tsui. Broad Faith has approximately 1,200 employees in China and is a leading producer and distributor of communications terminal products in China.

At the closing of the share exchange, INDI issued to Dr. Tsui an aggregate of 15,003,140 shares of its authorized common stock, which shares represented approximately 75% of the total then issued and outstanding shares of INDI. In addition, after the closing, INDI is required to increase its authorized common stock and issue additional shares to Dr. Tsui and/or his designees such that they will collectively own approximately 92% of the then outstanding shares of INDI, thereby completing the share exchange. At the closing, all of the officers and members of INDI's board in office immediately prior to the closing resigned and appointed Dr. Tsui as the Chairman of the Board and Chief Executive Officer, Mr. Weijiang Yu as a Director and President and Mr. Zhiyong Xu as a Director.

"We are pleased that the merger is now closed," Dr. Tsui said, "because this should enable us to look at various options to enhance the future growth of our company. With our leadership position in the industry and now the availability of opportunities as a public company, we expect to capitalize on the enormous potential of the communications terminal products market in China."

"Our company takes pride in being a leader in the production of communications terminal products and research and development of cordless telephone technology. Over the years, we have also established an effective distribution network of over 5,100 points of sale covering more than 200 cities in 28 provinces in China; and our 'WONDIAL' brand-name is really a household name in China", Dr. Tsui added.

ABOUT  BROAD  FAITH  LIMITED
Broad Faith Limited, through its consolidated subsidiaries, is engaged in the research, development, production and distribution of communications terminal products such as corded and cordless telephones and core components like printed circuit boards and design and radio frequency modules in China. Broad Faith is one of the largest telephone manufacturers in China and ranks among China's top three cordless telephone producers in terms of assets and operating scale.

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Safe  Harbor  Statement  --  As  a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; INDI's ability to execute its business model and strategic plans; and the risks described from time to time in INDI's SEC filings.


Source:        Industries  International,  Incorporated

Contact :      Mr.  Sonny  Hung
               Stanford  Capital  International  Limited
               Tel  :  (852)  2598  0281
               Email:  sonny@stock-update.com





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